EXHIBIT 99.1

For Immediate Release

For more information: Jennifer Driscoll
Director of Investor Relations
(952) 947-2350
jennifer.driscoll@bestbuy.com

Best Buy To Conduct Offering Of $300 Million In Convertible Debentures

MINNEAPOLIS, June 21, 2001 -- Best Buy Co., Inc. (NYSE: BBY) today announced that it has begun a private offering of approximately $300 million in convertible debentures. The securities will mature in 20 years and will not be callable until June 2004. In addition, the securities will be convertible into shares of Best Buy common stock under specified conditions.

            The Company said that the proceeds from the offering are expected to be used for general corporate purposes.

            This press release does not constitute an offer to sell nor an offer to buy securities. The offering is being made only to qualified institutional buyers. The securities being offered and the shares of common stock issuable upon conversion of the convertible securities have not been registered under the U.S. or state securities laws. In addition, these securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

            Statements made in this news release, other than those concerning historical financial information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are based on management’s beliefs and assumptions regarding information currently available, and are made pursuant to the “safe harbor” provisions of the section 27A of the Securities Act of 1933, as amended, and section 2E of the Securities Exchange Act of 1934, as amended. The Company’s actual results could differ materially from those expressed in the forward-looking statements. Factors that could cause results to vary include, among others, those expressed in the Company’s filings with the Securities and Exchange Commission. The Company has no obligation to publicly update or revise any of the forward-looking statements that may be in this news release.

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Best Buy Convertible Debentures, June 21, 2001 / 2 2 2

About Best Buy Co., Inc.

            Minneapolis-based Best Buy Co., Inc. (NYSE: BBY) is the nation’s No. 1 specialty retailer of consumer electronics, personal computers, entertainment software and appliances. The Company operates retail stores and commercial web sites under the names: Best Buy (BestBuy.com), Magnolia Hi-Fi (MagnoliaHiFi.com), Media Play (MediaPlay.com), On Cue (OnCue.com), Sam Goody (SamGoody.com), and Suncoast (Suncoast.com). The Company reaches consumers through more than 1,700 retail stores nationwide, in Puerto Rico and in the U.S. Virgin Islands.

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